UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2009

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices, including zip code)

540-769-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On July 16, 2009, by agreement with Silicon Valley Bank (“SVB”), Luna Innovations Incorporated (the “Company”) and its subsidiary, Luna Technologies, Inc. (“Luna Tech”), terminated that certain Loan and Security Agreement (the “Agreement”), dated as of May 22, 2008 and amended as of December 31, 2008 by and between the Company and Luna Tech, as borrowers, and SVB. The termination resulted in the release of SVB’s liens on all of the assets of the Company and Luna Tech. Prior to its termination, the Agreement provided for a $10 million maximum debt facility available to the Company.

The Company sought to terminate the Agreement since the filing of a voluntary petition for relief (the “Petition”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on July 17, 2009, as described under Item 1.03 below, would have otherwise constituted an event of default under Section 8.5 of the Agreement. Pursuant to Section 9.1 of the Agreement, all of the Company’s obligations due to SVB would then become immediately due and payable without any action by SVB upon the event of default. On July 15, 2009, the Company repaid SVB approximately $4.2 million under the Agreement in anticipation of the Petition and resulting event of default, and the parties agreed to terminate the Agreement.

In connection with the termination of the Agreement, the letter of credit issued by SVB on the Company’s behalf and held by the Industrial Development Authority of Montgomery County, Virginia, was terminated as well. The Company did not incur penalties for early termination of the Agreement.

Item 1.03. Bankruptcy or Receivership.

On July 17, 2009, the Company filed the Petition, including a proposed plan of reorganization, under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Virginia (the “Bankruptcy Court”). The Company expects to continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

A copy of the press release dated July 17, 2009 announcing the Petition is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Senior Convertible Promissory Notes

On December 31, 2005, the Company sold senior convertible promissory notes (the “Notes”) with an aggregate principal amount of $5,000,000 to Carilion Clinic (“Carilion”). At July 17, 2009, there was an outstanding balance of $5,000,000 under the Notes, excluding outstanding unpaid interest of $1,063,561.64.

The filing of the Petition on July 17, 2009, as described under Item 1.03 above, constituted an event of default under Section 4(b) of the Notes. Pursuant to Section 5 of the Notes, all of the Company’s obligations due under the Notes are immediately and without notice due and payable without presentment, demand, protest or any other notice of any kind.

In addition to declaring all obligations under the Notes to be immediately due and payable, during the event of default, Carilion may also require the Company to pay interest on the unpaid principal balance of the Notes at a rate per annum equal to the rate that would otherwise be applicable pursuant to the Notes plus five percent (5%).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) Departure of Directors or Certain Officers.

On July 13, 2009, Michael Daniels provided notice to the board of directors (the “Board”) of the Company of his decision to resign from the Board effective as of July 16, 2009. Mr. Daniels has served as a distinguished and valued member of the Board since 2007. The Company and the Board thank Mr. Daniels for his contributions to the Company during the past two years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 17, 2009, by Luna Innovations Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr. Vice President and General Counsel

Date: July 17, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 17, 2009, by Luna Innovations Incorporated